Exhibit 10.6

Execution Copy

$443,012,500

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

INTERNATIONAL MILL SERVICE, INC. and TUBE CITY, LLC,

as Borrowers,

TUBE CITY IMS CORPORATION,

The Several Lenders

from Time to Time Parties Hereto,

COMERICA BANK,

SOVEREIGN BANK

and

LA SALLE BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

UBS SECURITIES LLC,

as Syndication Agent

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent, First Lien Collateral Agent and

Second Lien Collateral Agent

Dated as of October 25, 2005

BEAR, STEARNS & CO. INC.

as Sole Lead Arranger and Sole Bookrunner

First Lien Tranche C Term Loan Facility

and

BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

Revolving Facility

Second Lien Tranche C Term Loan Facility

-i-

-ii-

-iii-

		Page
11.18.	Effect of Amendment and Restatement of the Existing Credit Facility	94
11.19.	Joint and Several Liability	94
11.20.	USA PATRIOT Act	94

-iv-

ANNEX:

A	Existing Letters of Credit

SCHEDULES:

1.1	Real Property
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
8.3(f)	Existing Liens

EXHIBITS:

A-1	Form of Second Amended and Restated First Lien Guarantee and Collateral Agreement
A-2	Form of Second Amended and Restated Second Lien Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Morgan, Lewis & Bockius LLP
E-2	Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
E-3	Form of Legal Opinion of general counsel to Holdings and Tube City
E-4	Form of Legal Opinion of general counsel to IMS
F	Form of Exemption Certificate
G-1	Form of Tranche C Term Note
G-2	Form of Revolving Note
G-3	Form of Swingline Note
H	Form of Addendum
I	Form of Amended and Restated Intercreditor Agreement
J	Form of Amended and Restated Intercompany Loan Subordination Agreement

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 25, 2005, among TUBE CITY IMS CORPORATION, a Delaware corporation (“Holdings”), INTERNATIONAL MILL SERVICE, INC., a Pennsylvania corporation (“IMS”), TUBE CITY, LLC, a Delaware limited liability company (“Tube City”; IMS and Tube City, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners for the Revolving Credit Facility and the Second Lien Tranche C Term Loan Facility (in such capacity, the “Existing Lead Arrangers”), BEAR STEARNS & CO. INC. as sole lead arranger and sole bookrunner for the First Lien Tranche C Term Loan Facility (in such capacity, the “First Lien Tranche C Term Loan Facility Lead Arranger”; together with the Existing Lead Arranger, the “Lead Arrangers”), COMERICA BANK, SOVEREIGN BANK and LA SALLE BANK NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), UBS SECURITIES LLC, as syndication agent, and BEAR STEARNS CORPORATE LENDING INC., as administrative agent for the Lenders, as collateral agent for the First Lien Secured Parties and as collateral agent for the Second Lien Secured Parties.

RECITALS:

WHEREAS, the Borrowers are party to the Amended and Restated Credit Agreement, dated as of December 21, 2004 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Facility”), among the Borrowers, Holdings, the several banks and other financial institutions from time to time parties thereto, the Existing Lead Arrangers and Bear Stearns Corporate Lending Inc., as administrative agent and as collateral agent;

WHEREAS, Holdings and the Borrowers desire to amend and restate the Existing Credit Agreement to, among other things, (i) refinance the $263,012,500 of outstanding Existing First Lien Tranche C Term Loans (as defined below) with new First Lien Tranche C Term Loans (as defined below), (ii) provide for the borrowing of $65,000,000 of additional First Lien Tranche C Term Loans, (iii) increase the commitments under the Revolving Facility (as defined in the Existing Credit Facility) by $10,000,000 to $65,000,000, and (iv) permit a portion of the proceed of the new First Lien Tranche C Term Loans to be used by the Borrowers to make a distribution in the amount of $50,000,000 to Holdings to permit Holdings to make a distribution to its shareholders in such amount (collectively, the “Effective Date Distribution”) and (v) make certain other amendments to the Existing Credit Facility;

WHEREAS, Holdings and the Borrowers have requested that the Existing Lenders amend and restate the Existing Credit Facility as provided in this Agreement and that certain of the Lenders make available the First Lien Tranche C Term Loans; and

WHEREAS, the Lenders are willing to provide the First Lien Tranche C Term Loans and amend and restate the Existing Credit Facility on the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Effective Date, as provided in Section 11.18, the Existing Credit Facility shall be amended and restated in its entirety as follows:

SECTION 1 DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”: the acquisition of Tube City Holdings LLC by Holdings on December 21, 2004 pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Unit Purchase Agreement, dated as of November 18, 2004, among Holdings, Tube City Holdings LLC, Blue Point Capital Partners, L.P., Blue Point Capital (B), L.P., and certain holders of units of Tube City Holdings LLC.

“Acquisition Documentation”: collectively, the Acquisition Agreement as in effect on November 18, 2004, and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as of such date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

“Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Effective Date.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: Bear Stearns Corporate Lending Inc. and its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Lead Arrangers, the Co-Documentation Agents, the Administrative Agent, the Syndication Agent and the Collateral Agents, which term shall include, for the purposes of Section 10 and Section 11.5 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche C Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time; provided that, when such term is used with respect to either Collateral Agent at any time, it shall mean the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure as a First Lien Lender or a Second Lien Tranche C Term Lender, as applicable, at such time to the Aggregate Exposure of all First Lien Lenders or Second Lien Tranche C Term Lenders, as applicable, at such time.

“Agreement”: this Credit Agreement.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	2.75%	1.75%
First Lien Tranche C Term Loans	2.75%	1.75%
Second Lien Tranche C Term Loans	6.00%	5.00%

; provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters after the Effective Date for which financial statements have been delivered pursuant to Section 7.1, the Applicable Margin with respect to First Lien Tranche C Term Loans and Second Lien Tranche C Term Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 11.6(c).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $250,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agents”: the collective reference to the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Commitment Fee Rate”: 0.50% per annum.

“Commonly Controlled Entity”: any Group Member and any other entity, whether or not incorporated, that is under common control with any Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes any Group Member and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of a Borrower substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrowers (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2005 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Existing Credit Facility and the Loans), (c) any losses in respect of Hedge Agreements (net of interest income and gains on such hedging activities), (d) depreciation and amortization expense, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary charges or losses determined in accordance with GAAP, (g) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated

EBITDA in the period when such payments are made, (h) management fees paid pursuant to the Management Services Agreement in an amount not to exceed $1,000,000 in any fiscal year, (i) transaction fees and expenses paid by Holdings and its Subsidiaries in connection with the Merger and the Existing Credit Facility, including Transaction Expenses (as such term is defined in the Merger Agreement) and payments made pursuant to Holdings’ 2001 Executives and Nonemployee Director Stock Appreciation Rights Plan, as amended, including taxes and any pension or other fringe benefit obligations relating thereto, (j) transaction fees and expenses paid by Holdings and its Subsidiaries in connection with its previously contemplated, but not completed, offering of income participating securities in an aggregate amount not to exceed $6,500,000, (k) transaction fees and expenses paid by Holdings and its Subsidiaries in connection with the Acquisition (including any expenses payable pursuant to Section 12.02 of the Acquisition Agreement) and the Loan Documents, and (l) principal payments in respect of Customer Capital Leases and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (other than interest income resulting from Customer Capital Leases), (b) any extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above) and (d) any initial gain on sale that results from Customer Capital Leases, all as determined on a consolidated basis. Consolidated EBITDA will be increased to include non-recurring expenses, to the extent not included above, approved by the Administrative Agent in its sole discretion by amounts not exceeding, for the twelve-month period ended September 30, 2005, $2,200,000. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or Consolidated First Lien Leverage Ratio, (i) if at any time during such Reference Period either Borrower or any of their respective Subsidiaries shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period either Borrower or any of their respective Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (iii) for the avoidance of doubt, for each Reference Period ending through and including September 30, 2005, the Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect to the Acquisition as if the Acquisition had occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by either Borrower and their respective Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and yields gross proceeds to either Borrower or any of their respective Subsidiaries in excess of $5,000,000.

“Consolidated First Lien Debt”: on any date of determination, Consolidated Total Debt as of such date minus the sum of (a) aggregate outstanding principal amount of Second Lien Tranche C Term Loans on such date and (b) the aggregate outstanding amount of unsecured Indebtedness on such date.

“Consolidated First Lien Leverage Ratio”: at any time, the ratio of (a) Consolidated First Lien Debt as of the last day of the then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, that for the purposes of determining the Consolidated Interest Coverage Ratio for the fiscal quarters of Holdings ending December 31, 2005, March 31, 2006 and June 30, 2006, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after September 30, 2005) multiplied by 4, 2 and 4/3, respectively.

“Consolidated Leverage Ratio”: at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings on the Effective Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Conversion Notice”: as defined in Section 2.1(b).

“Converted First Lien Term Loan”: as defined in Section 2.1(b).

“Customer Capital Leases”: sales-type and direct financing leases embedded in customer contracts treated as Capital Lease Obligations of such customers.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrowers organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 75% provided, that, with respect to each fiscal year of Holdings ending on or after December 31, 2005, the ECF Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Effective Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is October 25, 2005.

“Effective Date Distribution”: as defined in the recitals to this Agreement.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent (or its designee) is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Tranche C Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Tranche C Term Loans) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 4.2.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of either Borrower, result in adverse tax consequences to such Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (d), (e), (f) and (h) of Section 8.2.

“Existing Credit Facility”: as defined in the recitals to this Agreement.

“Existing First Lien Term Lender”: each First Lien Tranche C Term Lender (as defined in the Existing Credit Facility) holding Existing First Lien Term Loans.

“Existing First Lien Term Loans”: the First Lien Tranche C Term Loans (as defined in the Existing Credit Facility) outstanding under the Existing Credit Facility as of the Effective Date.

“Existing Lead Arrangers”: as defined in the preamble to this Agreement.

“Existing Letters of Credit”: the letters of credit described in Annex A.

“Facility”: each of (a) the First Lien Tranche C Term Commitments and the First Lien Tranche C Term Loans made thereunder (the “First Lien Tranche C Term Facility”), (b) the Second Lien Tranche C Term Commitments (as defined in the Existing Credit Facility) and the Second Lien Tranche C Term Loans made thereunder (the “Second Lien Tranche C Term Facility”) and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“First Lien Collateral Agent”: Bear Steams Corporate Lending Inc., in its capacity as First Lien Collateral Agent for the First Lien Lenders under the First Lien Guarantee and Collateral Agreement and any First Lien Mortgages or other First Lien Security Documents, together with any of its successors.

“First Lien Facilities”: the collective reference to the First Lien Tranche C Term Facility and the Revolving Facility.

“First Lien Guarantee and Collateral Agreement”: the Second Amended and Restated First Lien Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrowers and each Subsidiary Guarantor in favor of, or for the benefit of, the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, substantially in the form of Exhibit A-1.

“First Lien Lenders”: the collective reference to the First Lien Tranche C Term Lenders and the Revolving Lenders.

“First Lien Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, in form and substance satisfactory to each Collateral Agent.

“First Lien Secured Parties”: as defined in the First Lien Guarantee and Collateral Agreement.

“First Lien Security Documents”: the collective reference to the First Lien Guarantee and Collateral Agreement, the First Lien Mortgages, the Intercreditor Agreement and

all other security documents hereafter delivered to the First Lien Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party to any First Lien Lender under any Loan Document.

“First Lien Tranche C Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a First Lien Tranche C Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading “First Lien Tranche C Term Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the First Lien Tranche C Term Commitments is $328,012,500.

“First Lien Tranche C Term Facility”: as defined in the definition of “Facility”.

“First Lien Tranche C Term Lender”: each Lender that has a First Lien Tranche C Term Commitment or that holds a First Lien Tranche C Term Loan.

“First Lien Tranche C Term Loan”: as defined in Section 2.1(a).

“First Lien Tranche C Term Percentage”: as to any First Lien Tranche C Term Lender at any time, the percentage which such Lender’s First Lien Tranche C Term Commitment then constitutes of the aggregate First Lien Tranche C Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s First Lien Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the First Lien Tranche C Term Loans then outstanding).

“Foreign Subsidiary”: any Subsidiary of either Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreements”: the collective reference to the First Lien Guarantee and Collateral Agreement and the Second Lien Guarantee and Collateral Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Hedge Agreement.

“Holdings”: as defined in the preamble to this Agreement.

“IMS”: as defined in the preamble to this Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.2 and Section 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: any and all intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Loan Subordination Agreement”: the Amended and Restated Intercompany Loan Subordination Agreement to be executed and delivered by Holdings, the Borrowers, each Subsidiary Guarantor and the Administrative Agent, substantially in the form of Exhibit J.

“Intercreditor Agreement”: the Amended and Restated Intercreditor Agreement executed and delivered on the Original Closing Date by Holdings, the Borrowers, each Subsidiary Guarantor, each Collateral Agent and the Administrative Agent, substantially in the form of Exhibit I.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an

Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrowers may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the First Lien Tranche C Term Loans or the Second Lien Tranche C Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: (a) in respect of the Existing Letters of Credit only, the Existing Issuing Lender with respect to such Letter of Credit and (b) in respect of each Letter of Credit issued hereunder on or after the Effective Date, La Salle Bank National Association, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”: $40,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: as defined in the recitals to this Agreement.

“Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Intercompany Loan Subordination Agreement, the Applications, the Security Documents, and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the First Lien Tranche C Term Loans, the Second Lien Tranche C Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Services Agreement”: the Amended and Restated Management Services Agreement dated the date hereof between Wellspring Capital Management, LLC and Holdings, as amended, supplemented or otherwise modified in accordance with Section 8.17.

“Majority First Lien Lenders”: the holders of more than 50% of the sum of (a) the aggregate principal amount of the First Lien Tranche C Term Loans then outstanding and (b) the then outstanding Total Revolving Extensions of Credit (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Majority Second Lien Lenders”: the holders of more than 50% of the aggregate principal amount of the Second Lien Tranche C Term Loans then outstanding.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”: the merger of EI Acquisition Co. with and into Holdings pursuant to the Merger Agreement on October 26, 2004.

“Merger Agreement”: the Agreement and Plan of Merger, dated as of September 23, 2004, among Mill Services Holdings LLC (formerly known as Envirosource Holdings LLC), EI Acquisition Co., Holdings, the principal stockholders and the stockholder representative named therein, and Wellspring Capital Partners III, L.P.

“Merger Documentation”: the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as in effect on the October 26, 2004, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Collateral Agents for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: the collective reference to the First Lien Mortgages and the Second Lien Mortgages.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes

(including any transfer, stamp or documentary tax) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, brokerage commissions, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrowers pursuant to this Agreement) or otherwise; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Original Closing Date”: December 21, 2004.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than, for the avoidance of doubt, any income, franchise, withholding, backup withholding or similar taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: the acquisition or purchase by the Borrowers or any of their respective Domestic Subsidiaries (or, to the extent permitted by clauses (e) and (g) below, Foreign Subsidiaries) of either (i) all (or to the extent permitted by clause (e) below, a majority) of the outstanding Capital Stock of any other Person or (ii) all or substantially all of the assets of any other Person, or a division or line of business of a Person, so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition or purchase;

(b) the assets being acquired, or the Person whose Capital Stock is being acquired, are useful in or engaged in, as applicable, the business of Holdings and/or its Subsidiaries;

(c) after giving effect to any Loans made to finance the consideration for the proposed acquisition or purchase, the Available Revolving Commitments of all the Lenders shall not be less than $5,000,000;

(d) the acquisition or purchase would not be otherwise prohibited pursuant to Section 8.7;

(e) the aggregate amount of cash consideration paid or payable in respect of the proposed acquisition or purchase (including all Indebtedness assumed, acquired or retained by any Loan Party in connection with such acquisition or purchase and, in connection with an acquisition of Capital Stock, all Indebtedness retained by the target of such acquisition), together with the aggregate amount of consideration paid for all other previous Permitted Acquisitions, does not exceed $50,000,000, provided that, (i) such amount shall not include the aggregate amount of equity contributions paid in cash by the Sponsor to the Loan Parties to finance the cash consideration paid or payable in respect of such acquisitions or purchases and (ii) the aggregate amount of such consideration paid or payable in respect of Permitted Acquisitions involving (x) acquisitions of assets by Foreign Subsidiaries pursuant to paragraph (g)(iv) below, (y) acquisitions of Capital Stock of a Person that, upon completion thereof, becomes a Foreign Subsidiary pursuant to paragraph (h) below and (z) acquisitions of less than all of the outstanding Capital Stock of any Person shall not exceed $25,000,000 in the aggregate during the term of this Agreement;

(f) Holdings has provided the Administrative Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis as of the end of the quarter most recently ended for which financial statements of Holdings are available, determined by adding such financial statements of Holdings (including the consolidated financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the consolidated financial statements for such quarter of the Person or assets to be acquired pursuant to the proposed acquisition or purchase, Holdings and the Borrowers would be in compliance with the financial covenants in Section 8.1 hereof for the four-quarter period most recently ended for which financial statements of Holdings are available;

(g) in the case of an acquisition or purchase of assets, division or line of business, the subject assets are being acquired or purchased by (i) the Borrowers, (ii) a Subsidiary Guarantor, (iii) a Subsidiary that will become a Subsidiary Guarantor promptly upon the consummation of such acquisition or (iv) subject to the limitations in paragraph (e) above, a Foreign Subsidiary, the Capital Stock of which is pledged to the Administrative Agent pursuant to the Security Documents;

(h) in the case of an acquisition of Capital Stock, the subject Capital Stock is Capital Stock of a Person that, upon completion thereof, will become (x) a Domestic Subsidiary or (y) subject to the limitations in paragraph (e) above, a Foreign Subsidiary and is being acquired in such acquisition or purchase directly by the Borrowers or a Subsidiary Guarantor or by a Subsidiary that will become a Subsidiary Guarantor promptly upon the consummation of such acquisition or purchase;

(i) in the case of an acquisition or purchase of assets, division or line of business, the Borrowers or the relevant Subsidiary Guarantor, as applicable, shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by either Collateral Agent in order to grant such Collateral Agent a perfected first-priority Lien in such newly acquired Collateral, subject only to Liens permitted by Section 8.3;

(j) in the case of an acquisition or purchase of Capital Stock, the Borrowers or the relevant Subsidiary Guarantor, as applicable, shall have, and shall have caused the acquired Person to have, complied with each of the covenants set forth in Section 7.10 after giving effect to such acquisition or purchase; and

(k) any Indebtedness assumed or retained in connection with such acquisition by any Loan Party (or by any Person that becomes a Loan Party promptly upon the consummation of such acquisition or purchase) is permitted pursuant to Section 8.2 hereof.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture. Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which either Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the grid set forth below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans		Applicable Margin for Base Rate Loans
	First Lien Tranche C Term Loans	Second Lien Tranche C Term Loans	First Lien Tranche C Term Loans	Second Lien Tranche C Term Loans
Greater than or equal to 3.50 to 1.00	2.75%	6.00%	1.75%	5.00%
Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	2.50%	5.75%	1.50%	4.75%
Less than 2.75 to 1.00	2.25%	5.50%	1.25%	4.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1(a).

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Recovery Event”: any settlement of or payment or series of related payments in excess of $250,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Bank”: The Bank of New York.

“Refunded Swingline Loans”: as defined in Section 3.4.

“Refunding Date”: as defined in Section 3.4.

“Register”: as defined in Section 11.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche C Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which either Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of a Borrower stating that no Event of Default has occurred and is continuing and that such Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrowers’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the applicable Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under the PBGC regulations promulgated under Section 4043 of ERISA.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Tranche C Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, senior vice president or chief financial officer of Holdings or the applicable Borrower, as applicable, but in any event, with respect to financial matters, the chief financial officer of Holdings or such Borrower, as applicable.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Effective Date is $65,000,000.

“Revolving Commitment Period”: the period from and including the Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: October 26, 2009.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Collateral Agent”: Bear Stearns Corporate Lending Inc., in its capacity as Second Lien Collateral Agent for the Second Lien Tranche C Term Lenders under the Second Lien Guarantee and Collateral Agreement and any Second Lien Mortgages or other Second Lien Security Documents, together with any of its successors.

“Second Lien Guarantee and Collateral Agreement”: the Second Amended and Restated Second Lien Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrowers and each Subsidiary Guarantor in favor, or for the benefit of, the Second Lien Collateral Agent for the benefit of the Second Lien Tranche C Term Lenders, substantially in the form of Exhibit A-2.

“Second Lien Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Second Lien Collateral Agent for the benefit of the Second Lien Tranche C Term Lenders, in form and substance satisfactory to each Collateral Agent.

“Second Lien Secured Parties”: as defined in the Second Lien Guarantee and Collateral Agreement.

“Second Lien Security Documents”: the collective reference to the Second Lien Guarantee and Collateral Agreement, the Second Lien Mortgages, the Intercreditor Agreement and all other security documents hereafter delivered to the Second Lien Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party to any Second Lien Term Lender under any Loan Document.

“Second Lien Tranche C Term Facility”: as defined in the definition of “Facility”.

“Second Lien Tranche C Term Lender”: each Lender that holds a Second Lien Tranche C Term Loan.

“Second Lien Tranche C Term Loan”: the Second Lien Tranche C Term Loans (as defined in the Existing Credit Facility) outstanding under the Existing Credit Facility on the Effective Date. The aggregate outstanding principal amount of the Second Lien Tranche C Term Loans outstanding on the Effective Date is $50,000,000.

“Second Lien Tranche C Term Percentage”: as to any Second Lien Tranche C Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Second Lien Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the Second Lien Tranche C Term Loans then outstanding).

“Second Priority Lien”: any Lien in favor of the Second Lien Tranche C Term Lenders created pursuant to the Loan Documents that is prior to all Liens other than Liens in favor of the First Lien Lenders and Liens permitted by Section 8.3.

“Secured Parties”: the collective reference to the Lenders, the Administrative Agent, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreements, the Mortgages, the Intercreditor Agreement and all other security documents hereafter delivered to either Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or any Specified Hedge Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Muitiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the either Borrower or any of its respective Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and such Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement, except as contemplated in Section 11.14.

“Sponsor”: a collective reference to Wellspring Capital Partners III, L.P. and Wellspring Capital Partners III (Parallel), L.P.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor”: each Subsidiary of the Borrowers other than any Excluded Foreign Subsidiary.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: La Salle Bank National Association, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche C Term Lenders”: the collective reference to the First Lien Tranche C Term Lenders and the Second Lien Tranche C Term Lenders.

‘Tranche C Term Loans”: the collective reference to the First Lien Tranche C Term Loans and Second Lien Tranche C Term Loans.

“Transferee”: any Assignee or Participant.

“Tube City”: as defined in the preamble to this Agreement.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrowers.

1.2.Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” (when used in the lower case) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2 AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. (a) Subject to the terms and conditions hereof, each First Lien Tranche C Term Lender severally agrees to make term loans (each, a “First Lien Tranche C Term Loan”) to each of the Borrowers on the Effective Date in an amount not to exceed the amount of the First Lien Tranche C Term Commitment of such Lender. The aggregate amount of First Lien Tranche C Term Loans made to IMS and Tube City shall be equal to $159,012,500 and $169,000,000 respectively. The Tranche C Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

(b) In connection with the making of the First Lien Tranche C Term Loans pursuant to Section 2.1(a), by delivering written notice (a “Conversion Notice”) to the Administrative Agent at least one Business Day prior to the Effective Date, any Existing First Lien Term Lender holding Existing First Lien Term Loans outstanding under the Existing Credit Facility (the “Existing First Lien Term Loans”) may elect to make all or any portion of such First Lien Term Lender’s First Lien Tranche C Term Loans to be made on the Effective Date by converting all or a portion of the outstanding principal amount of the Existing First Lien Term Loans held by such First Lien Term Lender into First Lien Tranche C Term Loans in a principal amount equal to the amount of Existing First Lien Term Loans so converted (each such Existing First Lien Term Loan to the extent it is to be converted, a “Converted First Lien Term Loan”). On the Effective Date, the Converted First Lien Term Loans shall be converted for all purposes of this Agreement into First Lien Tranche C Term Loans, and the Administrative Agent shall record in the Register the aggregate amounts of such Converted First Lien Term Loans. Any Conversion Notice to the Administrative Agent delivered by an applicable Lender pursuant to this Section shall specify the amount of such Lender’s First Lien Tranche C Term Loan Commitment and the principal amount of the Converted First Lien Term Loans elected by such Lender.

(c) All Second Lien Tranche C Term Loans (as defined in the Existing Credit Facility) outstanding on the Effective Date shall remain outstanding hereunder on the terms set forth herein.

2.2. Procedure for Tranche C Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) requesting that the relevant Tranche C Term Lenders make the First Lien Tranche C Term Loans on the Effective Date and specifying the amount to be borrowed. The First Lien Tranche C Term Loans made on the Effective Date shall initially be Base Rate Loans. Upon receipt of the notice referred to in the first sentence of this Section 2.2, the Administrative Agent shall promptly notify each First Lien Tranche C Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date each First Lien Tranche C Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the First Lien Tranche C Term Loans to be made by such Lender, except to the extent such Lender elects to convert Existing First Lien Term Loans pursuant to Section 2.1(b). The Administrative Agent shall credit the account of each Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the First Lien Tranche C Term Lenders in immediately available funds to such Borrower.

2.3. Repayment of Tranche C Term Loans. (a) The First Lien Tranche C Term Loan of each First Lien Tranche C Term Loan Lender shall mature in the following consecutive quarterly installments each of which shall be in an amount equal to such Lender’s First Lien

Tranche C Term Percentage multiplied by the percentage set forth below opposite such installment of the aggregate amount of the First Lien Tranche C Term Loans made on the Effective Date:

Installment	Percentage
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	23.75%
June 30, 2010	24.00%
September 30, 2010	24.00%
December 31, 2010	24.00%

(b) The Second Lien Tranche C Term Loan of each Second Lien Tranche C Term Lender shall mature in a single installment, payable on October 26, 2011.

SECTION 3 AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) On the Effective Date, (i) each Revolving Lender that was not previously a Revolving Lender (as defined in the Existing Credit Facility) under the Existing Credit Facility or any Lender which has increased its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Revolving Percentage of such outstanding Revolving Loans and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Effective Date (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Existing Borrower in accordance with the requirements of Section 3.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 4.11 if the deemed payment occurs other than on the last day of the related Interest Periods.

(c) The Borrowers jointly and severally agree to repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. Each Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Effective Date shall initially be Base Rate Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the relevant Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Sections 3.4 and 3.11. Upon receipt of any such notice from either Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. The aggregate amount of Revolving Loans and/or Swingline Loans outstanding on the Effective Date shall not exceed an amount equal to $15,000,000 after giving effect to the use of proceeds of the First Lien Tranche C Term Loans on the Effective Date.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, each Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Swingline Loans, if any, outstanding under the Existing Credit Facility on the Effective Date shall constitute Swingline Loans hereunder.

(c) The Borrowers jointly and severally agree to repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever either Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the relevant Borrower on such Borrowing Date by depositing such proceeds in the account of such Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) In the event that any Swingline Loan remains outstanding at 12:00 Noon, New York City time, on the Business Day immediately following the Borrowing Date of such Swingline Loan, the Swingline Lender, shall, on behalf of the relevant Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to either Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or either Borrower may have against the Swingline Lender, either Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of either Borrower; (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Commitment

Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent.

3.6.Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of either Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $75,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The Existing Letters of Credit shall constitute Letters of Credit hereunder.

3.8.Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the relevant Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9. Fees and Other Charges. (a) The Borrowers jointly and severally agree to pay a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears, to the Administrative Agent for the benefit of the Revolving Lenders, on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers jointly and severally agree to pay to each Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrowers and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrowers jointly and severally agree to pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Existing Letter of Credit or Letter of Credit issued hereunder, as applicable, and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each relevant Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of such Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the relevant Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will transfer such payment to the Administrative Agent and the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or an Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent or such Issuing Lender, as the case may be, to it.

3.11. Reimbursement Obligation of the Borrowers. The Borrowers jointly and severally agree to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment to be made by the Borrowers shall be made to each Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any and all such amounts remaining unpaid by the Borrowers from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to either Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the relevant Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline

Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from an Issuing Lender of such drawing under such Letter of Credit.

3.12. Obligations Absolute. Each Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. Neither Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4 GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New

York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that, (i) the Second Lien Tranche C Term Loans may not be prepaid until the Revolving Commitments have been terminated, the Letters of Credit shall have been cash collateralized on terms and conditions satisfactory to the Administrative Agent and the First Lien Tranche C Term Loans, Revolving Loans and Reimbursement Obligations have been paid in full and all interest and other amounts due and owing in respect of the First Lien Facilities have been paid in full and (ii) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche C Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.2. Mandatory Prepayments and Revolving Commitment Reductions. (a) If any Capital Stock shall be issued by any Group Member (other than any Capital Stock issued to (x) the Sponsor to finance Permitted Acquisitions and (y) any Group Member), or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or contribution toward the prepayment of the Tranche C Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

(b) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Tranche C Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

(c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied no later than the fifth Business Day after receipt thereof toward the prepayment of the Tranche C Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche C Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

(d) If, for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, the Borrowers jointly and severally agree to apply, on the relevant Excess Cash Flow Application Date, the ECF Percentage of such Excess Cash Flow toward the prepayment of the Tranche C Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements referred to in Section 7.1 (a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) Amounts to be applied in connection with prepayments and Revolving Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the First Lien Tranche C Term Loans, second, to reduce permanently the Revolving Commitments, and third, after all Obligations in respect of the First Lien Tranche C Term Loans and the Revolving Facility have been paid in full or otherwise satisfied in accordance with this Section 4.2(e), to the prepayment of the Second Lien Tranche C Term Loans. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers jointly and severally agree, to the extent of the balance of such excess, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3. Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant

Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall either Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective First Lien Tranche C Term Percentages, Second Lien Tranche C Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Tranche C Term Loans shall be made pro rata according to the respective outstanding principal amounts of the First Lien Tranche C Term Loans and Second Lien Tranche C Term Loans then held by the relevant Tranche C Term Lenders, as applicable. The amount of each principal prepayment of the Tranche C Term Loans shall be applied to reduce the then remaining installments of the First Lien Tranche C Term Loans and Second Lien

Tranche C Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Tranche C Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the relevant Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender any other condition (other than a condition relating to taxation);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing, causing the issuance of, or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers jointly and severally agree to pay promptly such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, neither Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, franchise taxes, backup withholding taxes or similar taxes imposed on any Agent, any Lender or any Transferee, (ii) any Taxes imposed as a result of a present or former connection between an Agent, a Lender or a Transferee and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (iii) any Taxes imposed as a result of a Lender or Transferee’s failure or inability to comply with the requirements of Section 4.10(d) or Section 4.10(e), (iv) any Taxes that would have been imposed on amounts payable to an Agent, Lender or Transferee hereunder at the time that such Person became a party to this Agreement or, in the case of a Participant, the time that such Participant acquired the related participation, except to the extent that such party acquired such interest in the Loan hereunder from a Lender who was entitled to receive additional amounts with respect to such Tax pursuant to Section 4.10, (v) any Taxes imposed as a result of a change in the identity or characteristics of a direct or indirect interestholder in an Agent, Lender or Transferee after the date such Agent, Lender or Transferee became a party to this Agreement or, in the case of a Participant, the time that such Participant acquired the related participation; provided, however, that such Taxes are excluded under this Section 4.10(a)(v) only to the extent that such change in identity or characteristics is not the result of a change in law and (vi) any Taxes imposed on amounts payable to an Agent, Lender or Transferee hereunder as a result of a change in characteristics of such Person (other than as a result of a change in law) after the date that such Person became a party to this Agreement or, in the case of a Participant, the time that such Participant acquired the related participation. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Taxes or Other Taxes are payable by either Borrower in respect of payments under this Agreement or the other Loan Documents or in respect of the execution, delivery or enforcement of this Agreement or any other Loan Document, reasonably promptly thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt, if reasonably available, received by such Borrower showing payment thereof. If either Borrower fails to pay any such Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers jointly and severally agree to indemnify the Agents and the Lenders for any incremental Taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver or have delivered in accordance with applicable procedures under U.S. federal income tax law to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender through which the related participation is held) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed, including all required attachments, and duly executed by such Non-U.S. Lender properly claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph if, as a result of a change in tax law occurring after the date on which such Non-U.S. Lender acquired its interest in the Loans hereunder, such Non-U.S. Lender is not legally able to deliver such forms; provided, however, that in the event of such a change in tax law a Non-U.S. Lender will be required under this Section 4.10(d) to provide (in accordance with applicable procedures under U.S. federal income tax law) to each Borrower and the Administrative Agent such properly completed U.S. federal income tax forms as it is legally able to deliver which entitle it to a reduced rate of U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. In addition, each Non-U.S. Lender shall deliver such forms entitling it to a reduced rate of U.S. federal withholding tax promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.

For purposes of this Section 4.10(d), a failure by a Lender or a Transferee to receive U.S. tax forms or other information from persons holding a direct or indirect interest in such Lender or Transferee or from a person holding an interest in this Agreement through such Lender or Transferee will not be treated as legally precluding a Lender or Transferee from providing any U.S. tax form or information (“Upper Tier Information”) that such Lender or Transferee could have provided had it received such Upper Tier Information.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which either Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by either Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by either Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be jointly and severally obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, each Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Tranche C Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-l, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers jointly and severally agree to pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant (in the case of each Borrower, such representations and warranties being limited to itself and its Subsidiaries) to each Agent and each Lender that:

5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at June 30, 2005 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Effective Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at June 30, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) (i) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP for year end 2004 and from Grant Thornton LLP for year end 2002 and 2003, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at June 30, 2005, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).

(ii) The audited consolidated balance sheet of Tube City, Inc. (predecessor to Tube City) and its subsidiaries as at December 31, 2002, and the related consolidated statement of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Tube City, Inc. and its subsidiaries as at such date, and the consolidated results of operations and its consolidated cash flows for the fiscal year then ended. The audited consolidated balance sheet of IMC Tube City Holdings, Inc. (predecessor to Tube City) and its subsidiaries as at September 23, 2003, and the related consolidated statement of income and of cash flows for the fiscal period ended on such date, reported on by Ernst & Young LLP, present fairly the consolidated financial condition of IMC Tube City Holdings, Inc. and its subsidiaries as at such date, and the consolidated results of operations and its consolidated cash flows for the fiscal period then ended. The audited consolidated balance sheet of Tube City Holdings and its subsidiaries as at December 31, 2003, and the related consolidated statement of income and of cash flows for the fiscal period ended on such date, reported on by Ernst & Young LLP, present fairly the consolidated financial condition of IMC Tube City Holdings, Inc. and its subsidiaries as at such date, and the consolidated results of operations and its consolidated cash flows for the fiscal period then ended. The unaudited consolidated balance sheet of Tube City Holdings and its consolidated Subsidiaries as at August 31, 2004, and the related unaudited consolidated statements of income and cash flows for the eight-month period ended on such date, present fairly the consolidated financial condition of Tube City Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the eight-month period then ended (subject to normal year-end audit adjustments).

(iii) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except (a) as approved by the aforementioned firm of accountants and disclosed therein and (b) the inadvertently omitted reclass entries reflected on Schedule 4.05 to the Acquisition Agreement). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by Holdings and its consolidated Subsidiaries of any material part of its business or property.

5.2. No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Organizational Existence: Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. Except as set forth on Schedule 5.6 hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or either Borrower know of any valid basis for any such claim; and to the knowledge of Holdings and either Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other tax returns that are required to be filed except for such tax returns as, in the aggregate, would not reflect if properly completed, an amount of taxes exceeding $250,000 and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority except for taxes, that in the aggregate, do not exceed $250,000 (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the relevant Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and either Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, which claim (x) individually involved reasonably anticipated liability for taxes in excess of $5,000 and (y) together with all other such actions, (as determined without regard to clause (x)), could reasonably be expected to involve taxes in excess of $250,000, other than the claims asserted in connection with the Texas sales and use tax audit relating to IMS for September 1, 1996 through June 30, 2002.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, either Borrower or both Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of wages, compensation, employee health, welfare insurance and other benefits have been paid or accrued as a liability on the books of the relevant Group Member to the extent required by GAAP.

5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed to be made with respect to any Plan (other than a Multiemployer Plan), and each Plan has complied in all respects with the applicable provisions of ERISA and the Code where the failure to comply would be reasonably expected to result in a material liability. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period where the liability remaining unpaid would be reasonably expected to be material. The “amount of all unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Single Employer Plans (based on the actuarial assumptions used by the PBGC to calculate such “unfunded benefit liabilities”) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed $20,000,000. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and, to the knowledge of either Borrower, neither Borrower nor any Group Member would become subject to any material liability under ERISA if either Borrower or any such Group Member were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent where the liability that would reasonably be expected to result would be material.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Effective Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of either Borrower or any Subsidiary, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Second Lien Tranche C Term Loans were used to finance a portion of the Acquisition and the related refinancing and to pay related fees and expenses. The proceeds of the First Lien Tranche C Term Loans shall be used to refinance the Existing First Lien Term Loans, to finance the distribution permitted by Section 8.6(e) and to pay or reimburse fees and expenses related to this Agreement and the contemplated (but not completed) issuance of income participating securities by a parent company of Holdings and a Subsidiary thereof and for general corporate purposes. Subject to Section 3.2, the proceeds of the Revolving Loans shall be used together with the proceeds of the Swingline Loans, and the Letters of Credit, for general corporate purposes.

5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law to any Group Member;

(b) no Group Member has received or is aware of any notice, pending or threatened, of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties by any Group Member in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to any Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law to any Group Member;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or either Borrower, threatened, under any Environmental Law relating to any Group Member or to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law issued or related to Holdings or the Borrowers with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties in each case which would reasonably be expected to give rise to liability to any Group Member under Environmental Laws;

(f) Holdings’ and each Borrower’s operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the

Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) The First Lien Guarantee and Collateral Agreement is effective to create in favor of the First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock and Pledged Notes (as each is defined in the First Lien Guarantee and Collateral Agreement) described in the First Lien Guarantee and Collateral Agreement, when stock certificates and promissory notes representing such Pledged Stock and Pledged Notes, respectively, are delivered to the First Lien Collateral Agent, and in the case of the other Collateral described in the First Lien Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the First Lien Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the First Lien Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock and Pledged Notes, Liens permitted by Section 8.3 (other than Second Priority Liens)).

(b) The Second Lien Guarantee and Collateral Agreement is effective to create in favor of the Second Lien Collateral Agent, for the benefit of the Second Lien Tranche C Term Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock and Pledged Notes (as each is defined in the Second Lien Guarantee and Collateral Agreement) described in the Second Lien Guarantee and Collateral Agreement, when stock certificates and promissory notes representing such Pledged Stock and Pledged Notes, respectively, are delivered to the First Lien Collateral Agent and when the Intercreditor Agreement has been executed and delivered by each of the parties thereto, and in the case of the other Collateral described in the Second Lien Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Second Lien Guarantee and Collateral Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Second Lien Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (i) the Lien for the benefit of the First Lien Secured Parties referred to in paragraph (a) above and (ii) in the case of Collateral other than Pledged Stock and Pledged Notes and Liens permitted by Section 8.3).

(c) Each of the First Lien Mortgages, upon delivery, will be effective to create in favor of the First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, a legal, valid and enforceable mortgage Lien on the mortgaged properties described therein and proceeds thereof, but only when the First Lien Mortgages are filed in the offices specified on Schedule 5.19(b), and upon such filing, each such Mortgage shall constitute a fully perfected first priority mortgage Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3(a) through (e)). Schedule 1.1 lists, as of the Effective Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrowers or any of their respective Subsidiaries that has a value, in the reasonable opinion of the relevant Borrower, in excess of $500,000.

(d) Each of the Second Lien Mortgages, upon delivery, will be effective to create in favor of the Second Lien Collateral Agent, for the benefit of the Second Lien Tranche C Term Lenders, a legal, valid and enforceable mortgage Lien on the mortgaged properties described therein and proceeds thereof, but only when the Second Lien Mortgages are filed in the offices specified on Schedule 5.19(b), and upon such filing, each such Mortgage shall constitute a fully perfected second priority mortgage Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except the Liens for the benefit of the First Lien Secured Parties referred to in the preceding paragraph (c) and Liens permitted by Section 8.3(b) through (e)).

5.20. Solvency. Each Loan Party is, and after giving effect the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

5.21. Certain Documents. Holdings has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

5.22. Regulation H. As of the Effective Date, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 6 CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each First Lien Tranche C Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date (but in any event no later than October 25, 2005), of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreements. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, each Collateral Agent, Holdings, each Borrower, each First Lien Tranche C Lender and each Revolving Lender increasing its Revolving Commitment on the Effective Date, (ii) each Guarantee and Collateral Agreement, executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor, and (iii) any Notes that any First Lien Tranche C Lender shall have requested prior to the Effective Date, executed and delivered by each Borrower.

(b) Required Lenders under Existing Credit Agreement. The Administrative Agent shall have received written consents from Lenders (as defined in the Existing Credit Facility) which constitute Required Lenders (as defined in the Existing Credit Facility) under the Existing Credit Facility, the Swingline Lender (as defined in the Existing Credit Facility) and the L/C Lender (as defined in the Existing Credit Facility) to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (it being agreed that the execution of a Lender Addendum by a Lender shall constitute such written consent).

(c) Fees. The Lenders, the Agents and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Effective Date.

(d) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Morgan, Lewis and Bockius LLP, Pennsylvania counsel to Holdings, the Borrowers and their respective Subsidiaries, substantially in the form of Exhibit E-l;

(ii) the legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP; New York counsel to Holdings, the Borrowers and their respective Subsidiaries, substantially in the form of Exhibit E-2;

(iii) the legal opinion of Thomas E. Lippard, Esq., general counsel of Holdings and Tube City, substantially in the form of Exhibit E-3; and

(iv) the legal opinion of Leon Z. Heller, Esq., general counsel of IMS, substantially in the form of Exhibit E-4.

(f) Pledged Stock; Pledged Notes. The First Lien Collateral Agent shall have received, to the extent not previously delivered on or prior to the Original Closing Date, the (i) certificates representing the shares of Capital Stock pledged pursuant to each Guarantee and Collateral Agreement and (ii) each promissory note pledged to the Administrative Agent pursuant to each Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(g) Filings, Registrations and Recordings. To the extent not previously delivered on or prior to the Original Closing Date, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by either Collateral Agent to be filed, registered or recorded in order to create in favor of such Collateral Agent, for the benefit of the relevant Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to (i) Liens expressly permitted by Section 8.3 and (ii) in the case of the Lien for the benefit of the Second Lien Tranche C Term Lenders, the Lien for the benefit of the First Lien Secured Parties), shall be in proper form for filing, registration or recordation.

(h) Mortgages, etc. (i) If requested by the Administrative Agent, the Collateral Agents shall have received a Mortgage amendment (or amendment and restatement) reasonably satisfactory to the Administrative Agent with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Collateral Agents shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies), marked up unconditional binder for such insurance or an endorsement to the existing title insurance policies covering the Mortgages executed prior to the Effective Date. Each such policy or date down endorsement shall (A) be in an amount reasonably satisfactory to the Collateral Agents; (B) be issued at ordinary rates; (C) be dated as of the Effective Date and insure that the First Lien Mortgage insured thereby creates a valid first mortgage Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted in Section 8.3(a) through (e) and (k), and that the Second Lien Mortgage insured thereby creates a valid second mortgage Lien on such Mortgaged Property free and of all defects and encumbrances (other than a First Lien Mortgage and except as permitted in Section 8.3 (a) through (e) and (k) of this Agreement); (D) name the Collateral Agents for the benefit of the relevant Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy -1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Collateral Agents may reasonably request and (G) be issued by title companies reasonably satisfactory to the Collateral Agents. The Collateral Agents shall have received evidence satisfactory to them that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If any Mortgaged Property is located in a special flood hazard area as identified by the Federal Emergency Management Agency and the Mortgage with respect to such Mortgage Property is amended (or amended and restated) on the Effective Date, the Collateral Agents shall have received in connection with such Mortgaged Property (A) a policy of flood insurance that (1) covers such parcel of improved real property that is encumbered by such Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(i) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

6.2 . Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7 AFFIRMATIVE COVENANTS

Holdings and each Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and such Borrower shall and shall cause each of its Subsidiaries to:

7. 1. Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 90 days (or, in the event Holdings shall become required to file such reports with the SEC, such earlier date specified for the filing of annual reports on Form 10-K under Section 13 of the Exchange Act) after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days (or, in the event Holdings shall become required to file such reports with the SEC, such earlier date specified for the filing of quarterly reports on Form 10-Q under Section 13 of the Exchange Act) after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year- through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments): and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2. Certificates; Other Information. Furnish to the Administrative Agent (for distribution to each Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate:

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer of Holdings stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year, as the case may be, of Holdings and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Effective Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto);

(d) if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of Holdings (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, consent, waiver or other modification with respect to the Acquisition Documentation;

(f) within five days after the same are sent, copies of all financial statements and reports that Holdings or either Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or such Borrower may make to, or file with, the SEC; and

(g) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and, notwithstanding the foregoing, pay when due all rents and other amounts payable under any leases to which Holdings or any of its Subsidiaries is a party or by which Holdings’ or any of its Subsidiaries’ properties and assets are bound and which are necessary to the conduct of its business as currently conducted.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP (to the extent that GAAP is applicable to the maintenance of books of records and accounts) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that, so long as no Event of Default has occurred and is continuing, such visits by the Lenders as a group shall not occur more than twice a year.

7.7. Notices. Promptly give notice to the Administrative Agent, addressed to the Administrative Agent and each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof that the liability which could arise from any or all of such events could reasonably be material: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Group Member or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of each relevant Borrower setting forth details of the occurrence referred to therein and stating what action Holdings, the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.9. Interest Rate Protection. In the case of the Borrowers, promptly after the Effective Date (but in any event no later than December 31, 2005), enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Tranche C Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Effective Date by any Group Member (other than (x) any property described in paragraph (c) or (d) below and any interest in real property, (y) any property subject to a Lien expressly permitted by Section 8.3(f) and (z) property acquired by any Excluded Foreign Subsidiary) as to which either Collateral Agent, for the benefit of the relevant Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to such Collateral Agent such amendments to the relevant Guarantee and Collateral Agreement or such other documents as such Collateral Agent deems necessary or advisable to grant to such Collateral Agent, for the benefit of the relevant Secured Parties, (A) a first priority security interest in such property, in the case of the First Lien Secured Parties, and (B) a second priority security interest in such property, in the case of the Second Lien Secured Parties (subject, in each case, to Liens permitted by Sections 8.3(a) through (e)) and (ii) take all actions necessary or advisable to grant to such Collateral Agent, for the benefit of the relevant Secured Parties, (A) a perfected first priority security interest in such property, in the case of the First Lien Secured Parties, and (B) a perfected second priority interest in such property, in the case of the Second Lien Secured Parties, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the relevant Guarantee and Collateral Agreement or by law or as may be requested by such Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Effective Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(f) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver (A) a First Lien Mortgage, in favor of the First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, covering such real property, which shall grant to such Collateral Agent for the benefit of such Secured Parties a first priority security interest in such property and (B) a Second Lien Mortgage, in favor of the Second Lien Collateral Agent, for the benefit of the Second Lien Secured Parties, covering such real property, which shall grant to such Collateral Agent for the benefit of such Secured Parties a second priority security interest in such property (subject, in each case, to Liens permitted by Sections 8.3(a) through (e)), (ii) if requested by either Collateral Agent, provide the relevant Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by such Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by such Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to such Collateral Agent and (iii) if requested by such Collateral Agent, deliver to such Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to such Collateral Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to each Collateral Agent such amendments to the relevant Guarantee and Collateral Agreement as such Collateral Agent deems necessary or advisable to grant to such Collateral Agent, for the benefit of the relevant Secured Parties, (A) a perfected first priority security interest in the Capital Stock of such new Subsidiary, in the case of the First Lien Secured Parties, and (B) a perfected second priority security interest in such Capital Stock, in the case of the Second Lien Secured Parties, (ii) deliver to the First Lien Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to each

Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to each Collateral Agent for the benefit of the relevant Secured Parties (I) a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreements with respect to such new Subsidiary, in the case of the First Lien Secured Parties, and (II) a perfected second priority security interest in such Collateral, in the case of the Second Lien Secured Parties, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the relevant Guarantee and Collateral Agreement or by law or as may be requested by the relevant Collateral Agent and (C) to deliver to each Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by either Collateral Agent, deliver to such Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to such Collateral Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to each Collateral Agent such amendments to the relevant Guarantee and Collateral Agreement as such Collateral Agent deems necessary or advisable to grant to such Collateral Agent, for the benefit of the relevant Secured Parties, (A) a perfected first priority security interest in the Capital Stock of such new Subsidiary, in the case of the First Lien Secured Parties, and (B) a perfected second priority security interest in such Capital Stock, in the case of the Second Lien Secured Parties (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged under either clause (A) or (B) above), (ii) deliver to the First Lien Collateral Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of either Collateral Agent, desirable to perfect such Collateral Agent’s security interest therein, and (iii) if requested by either Collateral Agent, deliver to such Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to such Collateral Agent.

7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of each Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the relevant Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from such Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 8 NEGATIVE COVENANTS

Holdings and each Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio

December 31, 2005 to September 30, 2006	5.00 to 1.00

December 31, 2006 to September 30, 2007	4.75 to 1.00

December 31, 2007 to September 30, 2008	4.50 to 1.00

December 31, 2008 to September 30, 2009	4.00 to 1.00

December 31, 2009 to September 30, 2010	3.50 to 1.00

December 31, 2010 and thereafter	3.25 to 1.00

(b) Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated First Lien Leverage Ratio

December 31, 2005 to September 30, 2006	4.50 to 1.00

December 31, 2006 to September 30, 2007	4.00 to 1.00

December 31, 2007 to September 30, 2008	3.75 to 1.00

December 31, 2008 to September 30, 2009	3.50 to 1.00

December 31, 2009 to September 30, 2010	3.00 to 1.00

December 31, 2010 and thereafter	2.75 to 1.00

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
December 31, 2005 to December 31, 2007	2.75 to 1.00
March 31, 2008 and thereafter	3.00 to 1.00

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of either Borrower to the other Borrower or to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to either Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) subject to Section 8.8(g), of any Foreign Subsidiary to either Borrower or any Wholly Owned Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by either Borrower or any of its Subsidiaries of obligations of either Borrower, any Wholly Owned Subsidiary Guarantor and, subject to Section 8.8(g), of any Foreign Subsidiary;

(d) intercompany Indebtedness of (i) either Borrower to Holdings in an aggregate amount not exceeding the aggregate amount of Restricted Payments received by Holdings in accordance with Section 8.6(d) and any other cash received by Holdings and (ii) Holdings to either Borrower, provided that, in each case, such Indebtedness is (x) evidenced by a promissory note subject to security interests of the Collateral Agents on behalf of the Secured Parties and (y) otherwise subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(f) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof, provided that, (i) such refinancings, refundings, renewals or extensions do not increase, or shorten the maturity of, the original principal amount thereof and (ii) the Lien securing such Indebtedness is permitted by Section 8.3(f);

(f) intercompany Indebtedness of Holdings to either Borrower (i) in an aggregate amount not exceeding $172,000,000 and (ii) in lieu of, and not in excess of the amount of, Restricted Payments permitted to be made by either Borrower to Holdings pursuant to Section 8.6, provided, in each case, that (x) such Indebtedness is represented by a promissory note subject to security interests of the Collateral Agents on behalf of the Secured Parties, (y) payments of principal and interest with respect to such Indebtedness are subject to the Intercompany Loan Subordination Agreement, and (z) such Indebtedness is otherwise subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(g) Hedge Agreements permitted under Section 8.11; and

(h) additional Indebtedness of either Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, defects in title, survey matters and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their respective Subsidiaries;

(f) Liens securing Indebtedness of the Borrowers or any of their respective Subsidiaries incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets and to secure installment notes, provided that such Liens shall either be (i) listed on Schedule 8.3(f), or (ii) created not later than 30 days after the acquisition of such fixed or capital assets, provided that in either case, such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the amount of Indebtedness secured thereby is not increased;

(g) Liens created pursuant to the Security Documents;

(h) any interest or title of a lessor under any lease (and Liens which derive from such lessor’s interest) entered into by either Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets or real property so leased;

(i) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby or (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all of their Subsidiaries) $10,000,000 at any one time; and

(j) As to any Mortgaged Property, any Lien shown on the final title insurance policy delivered to the Collateral Agents pursuant to the terms of this Agreement.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of either Borrower may be merged or consolidated with or into either Borrower (provided that a Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(g), with or into any Foreign Subsidiary;

(b) any Subsidiary of either Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to either Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.8(g), any Foreign Subsidiary; and

(c) any inactive Subsidiary of either Borrower with no operations and de minimis assets or liabilities may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation).

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the lease (including, without limitation, Customer Capital Leases) of (i) inventory or equipment to customers or (ii) real property for fair market value rents, in each case, in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to either Borrower or any Wholly Owned Subsidiary Guarantor;

(e) the Disposition of Cash Equivalents in connection with cash management in the ordinary course of business and consistent with past practice;

(f) the Disposition in accordance with buy-out provisions in customer contracts of property used to provide services to the related customers;

(g) sale and leaseback transactions permitted by Section 8.10; and

(h) the Disposition of other property valued at the lesser of (i) net book value and (ii) fair market value not to exceed $35,000,000 in the aggregate during the term of this Agreement.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, either Borrower or any of their respective Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to either Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, either Borrower may pay dividends to Holdings to (i) permit Holdings to purchase Holdings’ common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrowers after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $3,500,000 and (ii) pay management fees to the Sponsor and its Control Investment Affiliates expressly permitted by Section 8.9;

(c) the Borrowers may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business and consistent with past practice and (ii) pay any taxes that are due and payable by Holdings and the Borrowers as part of a consolidated group;

(d) the Borrowers may pay dividends to Holdings to permit Holdings to (i) make intercompany Loans to the Borrowers permitted by Section 8.2(d) or investments in either Borrower pursuant to Section 8.8(f), (ii) to the extent permitted by the Intercompany Loan Subordination Agreement, make payments of principal and interest on intercompany Loans made by either Borrower to Holdings, (iii) pay insurance premiums with respect to insurance policies covering Holdings and its Subsidiaries, and (iv) satisfy its obligations in respect of liabilities assumed as successor by merger of IU International Corporation and liabilities resulting from the prior operations of Holdings, provided that, Holdings shall utilize such Restricted Payments as permitted by this Section 8.6(d) promptly upon receipt and shall not hold the proceeds of such Restricted Payments as cash for a period of more than five Business Days; and

(e) the Borrowers may pay dividends to Holdings to permit Holdings to pay the Effective Date Distribution in an aggregate amount not to exceed $50,000,000.

8.7.Capital Expenditures. Make or commit to make any Capital Expenditure, except:

(a) Capital Expenditures of the Borrowers and their respective Subsidiaries in the ordinary course of business not exceeding $30,000,000 in any fiscal year of Holdings; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above;

(b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount; and

(c) Capital Expenditures in connection with (i) new customer contracts, (ii) the extension or renewal of an existing customer contract, (iii) any other amendment or modification to an existing customer contract which includes the addition of new services to be provided by either Borrower and its Subsidiaries or (iv) improvements at existing sites, in an aggregate amount pursuant to this paragraph (c) not exceeding $80,000,000 during the term of this Agreement.

8.8.Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of any Group Member of the Borrowers in the ordinary course of business (including for education, salary advances, travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $500,000 at any one time outstanding;

(e) Investments in assets useful in the business of the Borrowers and their respective Subsidiaries made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) intercompany Investments by any Group Member in either Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(g) intercompany Investments by the Borrowers or any of their respective Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary (including Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $15,000,000 at any one time outstanding;

(h) Investments received in settlement of amounts due to the Borrowers or any of their respective Subsidiaries effected in the ordinary course of business or owing to the Borrowers or any of their respective Subsidiaries as a result of bankruptcy proceedings involving a customer or upon the foreclosure or enforcement of any Lien in favor of the Borrowers or any of their respective Subsidiaries;

(i) Investments consisting of Permitted Acquisitions;

(j) Investments arising solely from the demutualization of annuities or insurance policies, solely to the extent that no consideration is paid for such Investment other than the consideration that would have otherwise been paid or payable by the applicable Loan Party in connection with the applicable annuity or insurance policy;

(k) Investments by IMS in MABCO Steam Company, LLC, in existence on the Effective Date with an aggregate book value not exceeding $1,100,000;

(1) Investments by Tube City in TC/MIMCO, L.L.C., in existence on the Effective Date with an aggregate book value not exceeding $1,000,000;

(m) intercompany Investments consisting of Indebtedness of Holdings and the Borrowers permitted by Section 8.2(d);

(n) Investments in connection with Customer Capital Leases; and

(o) in addition to Investments otherwise expressly permitted by this Section 8.8, Investments by the Borrowers and their Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 outstanding at any one time.

8.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, either Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrowers and their respective Subsidiaries may pay to the Sponsor and its Control Investment Affiliates fees and expenses pursuant to the Management Services Agreement approved by the board of directors of the Borrowers in an aggregate amount not to exceed $1,000,000 in any fiscal year of Holdings.

8.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member other than any Capital Lease Obligations and any such arrangement that (i) the consideration for such arrangement is at least equal to the fair market value of the property sold as determined in good faith by the relevant Borrower’s board of directors, provided that, prior consent of the board of directors shall be obtained if such fair market value was determined to be in excess of $2,000,000, (ii) the consideration for such arrangement together with the consideration for all other such arrangements entered into in accordance with this Section 8.10 shall not exceed $10,000,000 during the term of this Agreement and (iii) the Net Cash Proceeds derived from such arrangement shall be applied to prepay the Tranche C Term Loans and reduce the Revolving Commitments pursuant to Section 4.2(c).

8.11. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which either Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any of their respective Subsidiaries.

8.12. Changes in Fiscal Periods. Permit the fiscal year of either Borrower to end on a day other than December 31 or change either Borrower’s method of determining fiscal quarters.

8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of either Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, either Borrower or any other Subsidiary of the Borrowers, (b) make loans or advances to, or other Investments in, either Borrower or any other Subsidiary of the Borrowers or (c) transfer any of its assets to either Borrower or any other Subsidiary of the Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.15. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which either Borrower or its respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

8.16. Amendments to Certain Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrowers or any of their Subsidiaries pursuant to the Merger Documentation or the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Merger Documentation or the Acquisition Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Effective Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

8.17. Amendments to Management Services Agreement. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Management Services Agreement in any manner that would increase the amounts payable by the Borrowers thereunder or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Management Services Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

SECTION 9 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrowers only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of either Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage or an indemnity acknowledged by the relevant indemnitor) of $5,000,000 or more, and to the extent such judgments exceed $5,000,000, all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of either Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (ii) the Permitted Investors shall cease to own of record and beneficially an amount of common stock of Holdings equal to at least 51% of the amount of common stock of Holdings owned by the Permitted Investors of record and beneficially as of the Effective Date; (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of Holdings; (iv) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (v) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreements); or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrowers or, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) liabilities assumed as successor by merger of IU International Corporation and liabilities resulting from the prior operations of Holdings, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party or Indebtedness permitted by Section 8.2(d) and (z) obligations with respect to its Capital Stock;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Revolving

Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 10 THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each First Lien Lender hereby irrevocably designates and appoints the First Lien Collateral Agent as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the First Lien Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Second Lien Tranche C Term Lender hereby irrevocably designates and appoints the Second Lien Collateral Agent as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Second Lien Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor either of the Collateral Agents shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or either of the Collateral Agents.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent and each Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, the Majority First Lien Lenders or the Majority Second Lien Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, the Majority First Lien Lenders, the Majority Second Lien Lenders or such other Lenders whose advice or concurrence is required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. (a) No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.

(b) The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

(c) The First Lien Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority First Lien Lenders; provided that, unless and until the First Lien Collateral Agent shall have received such directions, the First Lien Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the First Lien Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Majority First Lien Lenders, or all of the First Lien Lenders, as the case may be.

(d) Subject to the terms of the Intercreditor Agreement, the Second Lien Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Second Lien Lenders; provided that, unless and until the Second Lien Collateral Agent shall have received such directions, the Second Lien Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Second Lien Tranche C Term Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Majority Second Lien Lenders, or all of the Second Lien Tranche C Term Lenders, as the case may be.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Successor Collateral Agents. Either Collateral Agent may resign as Collateral Agent upon 10 days’ notice to the Borrowers and the Lenders and, upon the occurrence and during the continuance of an Event of Default, the Majority Second Lien Lenders may, upon 10 days’ notice to the Second Lien Collateral Agent and the Borrowers, request the resignation of the Second Lien Collateral Agent. If either Collateral Agent shall resign as Collateral Agent or the Majority Second Lien Lenders request the resignation of the Second Lien Collateral Agent under this Agreement and the other Loan Documents, then the Majority First Lien Lenders or the Majority Second Lien Lenders, as the case may be, shall appoint from among the First Lien Lenders or the Second Lien Tranche C Term Lenders, as the case may be, a successor collateral agent for such Lenders, which successor collateral agent shall, unless an Event of Default has occurred and is continuing, be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor collateral agent shall succeed to the rights, powers and duties of the relevant Collateral Agent, and the term “First Lien Collateral Agent” or “Second Lien Collateral Agent”, as the case may be, shall mean such successor collateral agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor collateral agent has accepted appointment as Collateral Agent in accordance with the foregoing procedures by the date that is 21 days following a retiring Collateral Agent’s notice of resignation or the notice delivered by the Majority Second Lien Lenders, the retiring Collateral Agent shall be entitled to appoint as successor collateral agent a commercial bank or trust company having an office in New York. New York, which successor collateral agent shall, unless an Event of Default has occurred and is continuing, be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor collateral agent shall succeed to the rights, powers and duties of the relevant Collateral Agent, and such retiring Collateral Agent’s resignation shall become effective. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

10.11. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.12. The Lead Arrangers. The Lead Arrangers, in their respective capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 11 MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent, the applicable Collateral Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Tranche C Term Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) subject to the following two paragraphs of this Section 11.1, amend, modify or waive (A) any provision of the definitions of Borrower Obligations, First Priority Obligations, Second Priority Obligations, First Priority

Secured Parties or Second Priority Secured Parties set forth in the Security Documents or (B) any priority provisions set forth in the Loan Documents, in each case in a manner adverse to any Lender without the written consent of each such adversely affected Lender;

(iii) release all or substantially all of the Collateral under the First Lien Security Documents or release all or substantially all of the Guarantors from their obligations in respect of the First Lien Facilities, in each case without the written consent of all the First Lien Lenders;

(iv) release all or substantially all of the Collateral under the Second Lien Security Documents or release all or substantially all of the Guarantors from their obligations in respect of the Second Lien Term Facility, in each case without the written consent of all the Second Lien Term Lenders;

(v) amend, modify or waive any provision of (A) any First Lien Security Document or any Second Lien Security Document without the written consent of the Majority First Lien Lenders or the Majority Second Lien Lenders, respectively, or (B) the Intercreditor Agreement without the written consent of the Majority First Lien Lenders;

(vi) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(vii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders;

(viii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility;

(ix) subject to the following two paragraphs of this Section 11.1, amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby;

(x) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility;

(xi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(xii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby;

(xiii) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender;

(xiv) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the L/C Lender (as defined in the Existing Credit Facility) and La Salle Bank National Association, as Issuing Lender; or

(xv) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations (as defined in the Guarantee and Collateral Agreement) in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the First Lien Tranche C Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and/or the Second Lien Tranche C Term Loans and the accrued interest and fees in respect thereof, as the case may be, and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Majority First Lien Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, each Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding First Lien Tranche C Term Loans or Second Lien Tranche C Term Loans, as applicable (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such

Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche C Term Loans in effect immediately prior to such refinancing, provided that, the Second Lien Tranche C Term Loans may not be refinanced pursuant to this paragraph unless (i) the Revolving Commitments have been terminated, the Letters of Credit shall have been cash collateralized on terms and conditions satisfactory to the Administrative Agent and the First Lien Tranche C Term Loans, Revolving Loans and Reimbursement Obligations have been paid in full and all interest and other amounts due and owing in respect of the First Lien Facilities shall have been paid in full or (ii) the Majority Facility Lenders under the First Lien Facility have consented to such refinancing.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Majority First Lien Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the relevant Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings or either Borrower:		Tube City IMS Corporation
P.O. Box 2000
12 Monongahela Avenue
Glassport, Pennsylvania 15045
Attention: Vice President/
Secretary/General Counsel; Chief
Financial Officer
	Telecopy:	(412) 675-8297;
(412)675-8294
	Telephone:	(412) 675-8250;
(412)675-8252

with a copy to:		Wellspring Capital Management, LLC
390 Park Avenue
New York, New York 10022
Attention: Daniel Han
Telecopy: (212)318-9810
Telephone: (212)318-9846

The Administrative Agent, First Lien	Bear Steams Corporate Lending Inc.
Collateral Agent and Second Lien	383 Madison Avenue
Collateral Agent:	New York, New York 10179
Attention: Stephen G. O’Keefe
Telecopy: (212) 272-9184
Telephone: (212) 272-9430

provided that any notice, request or demand to or upon any Agent, the Issuing Lenders or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any (other than income, franchise, withholding or similar taxes), that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by or imposed upon any Indemnitee with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding the foregoing, the Borrowers shall only be liable for the fees and expenses of one counsel for the Lenders if reimbursement is sought under clause (b) or the Indemnitees if reimbursement is sought under clause (d); provided, however, that each Lender or Indemnitee, as the case may be, shall have the right to employ its own counsel and the fees and expenses of such counsel shall be at the Borrowers’ sole cost and expense in accordance with the preceding sentence if such Lender or Indemnitee, as the case may be, reasonably determines that the interests of the other Lenders or Indemnitees, as the case may be, with respect to any claim or proceeding represented by such counsel have become adverse to the interest of such Lender or Indemnitee, as the case may be. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers jointly and severally agree not to assert and to cause their Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to both (i) the Vice President/Secretary/General Counsel (Telephone No. (412) 675-8250) (Telecopy No. (412) 675-8297) and (ii) the Chief Financial Officer (Telephone No. (412) 675-8252) (Telecopy No. (412) 675-8294) at the addresses set forth for IMS and Tube City, respectively, in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns: Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (any such consent not to be unreasonably withheld) of:

(A)	the Borrowers, provided that no consent of the Borrowers shall be required for (x) an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (f) has occurred and is continuing, any other Person or (y) any assignment of Tranche C Term Loans; and

(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment or (y) any assignment of Tranche C Term Loans; and

(C)	in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans under any Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and, after giving effect thereto, the assigning Lender (if it shall retain any Revolving Commitment or Loans) shall have Revolving Commitments and Loans aggregating at least $1,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that such processing and recordation fee shall not be required in connection with an assignment by a Lender to an affiliate of such Lender;

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)	in the case of an assignment by a Lender to a CLO related to such Lender (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund’” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9,4.10,4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers jointly and severally agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Any Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d) and 4.10(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, jointly and severally agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or either Borrower, any such notice being expressly waived by Holdings and each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or either Borrower, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each of Holdings and each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or such Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages,

11.13. Acknowledgments. Each of Holdings and each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the First Lien Tranche C Term Loans, the Revolving Loans, the Swingline Loans, the Reimbursement Obligations and the other obligations to the First Lien Collateral Agent, the Administrative Agent and the First Lien Lenders under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated, no Letters of Credit shall be outstanding and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been cash collateralized or paid in full, the Collateral shall be released from the Liens created by the First Lien Security Documents, and the First Lien Security Documents and all obligations (other than those expressly stated to survive such termination) of the First Lien Collateral Agent and each Loan Party under the First Lien Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. provided that, the Administrative Agent agrees upon such termination to promptly deliver to the relevant Borrower UCC-3 termination statements, discharges of existing Mortgages, and other release and termination documents as are reasonably requested by such Borrower to discharge the Liens as a matter of public record.

(c) At such time as the Loans, the Reimbursement Obligations and the other obligations to the Collateral Agents, the Administrative Agent and the Lenders under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full and the Revolving Commitments have been terminated, no Letters of Credit shall be outstanding and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been cash collateralized or paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Tranche C Term Loan Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18. Effect of Amendment and Restatement of the Existing Credit Facility. On the Effective Date, the Existing Credit Facility shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Facility) under the Existing Credit Facility as in effect prior to the Effective Date, (b) such “Obligations” are in all respects continuing (as amended and restated hereby) as indebtedness and obligations outstanding under this Agreement and (c) this Agreement, each of the other Loan Documents and all other ancillary documents executed in connection therewith shall supercede and replace in their entirety the Existing Credit Facility, each other Loan Document (as defined in the Existing Credit Facility) and all ancillary documents executed in connection therewith and all such agreements and ancillary documents shall be of no further force and effect.

11.19. Joint and Several Liability. Without limiting the foregoing, all Loans to the Borrowers, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations in respect of Loans, regardless of the manner or amount in which proceeds of any Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which any Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to any Agent or any Lender under this Agreement which constitute Obligations in respect of Loans, regardless of which Borrower actually receives Loans or other extensions of credit under any Facility or the amount of such Loans and extensions of credit received or the manner in which such Agent or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s obligations with respect to Loans and other extensions of credit made to it under any Facility, and such Borrower’s obligations arising as a result of the joint and several liability of such Borrower under any Facility, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with each Agent and each Lender that the joint and several liability of each Borrower in respect of the Loans is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to the other Borrower and is not required or given as a condition of extensions of credit to such Borrower.

11.20. USA PATRIOT Act. Each Lender which is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies each Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TUBE CITY IMS CORPORATION

By:	/s/ Daniel E. Rosati
Name:	Daniel E. Rosati
Title:	V.P., Treasurer and Chief Financial Officer

INTERNATIONAL MILL SERVICE, INC.

By:
Name:
Title:

TUBE CITY, LLC

By:	/s/ Thomas E. Lippard
Name:	Thomas E. Lippard
Title:	Executive Vice President

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

UBS SECURITIES LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

[Signature page to the Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TUBE CITY IMS CORPORATION

By:
Name:
Title:

INTERNATIONAL MILL SERVICE, INC.

By:	/s/ Leon Z. Heller
Name:	Leon Z. Heller
Title:	Senior Vice President, General Counsel & Secretary

TUBE CITY, LLC

By:
Name:
Title:

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

UBS SECURITIES LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

[Signature page to the Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TUBE CITY IMS CORPORATION

By:
Name:
Title:

INTERNATIONAL MILL SERVICE, INC.

By:
Name:
Title:

TUBE CITY, LLC

By:
Name:
Title:

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Senior Managing Director

UBS SECURITIES LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

[Signature page to the Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TUBE CITY IMS CORPORATION

By:
Name:
Title:

INTERNATIONAL MILL SERVICE, INC.

By:
Name:
Title:

TUBE CITY, LLC

By:
Name:
Title:

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

UBS SECURITIES LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ [ILLEGIBLE]	By:	/s/ Daniel W. Ladd III
Name:	[ILLEGIBLE]	Name:	Daniel W. Ladd III
Title:	Executive Director	Title:	Managing Director

[Signature page to the Credit Agreement]

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as First Lien Collateral Agent and as Second Lien Collateral Agent

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Vice President

COMERICA BANK, as Co-Documentation Agent

By:
Name:
Title:

SOVEREIGN BANK, as Co-Documentation Agent

By:
Name:
Title:

LA SALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as Issuing Lender

By:
Name:
Title:

[Signature page to the Credit Agreement]

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as First Lien Collateral Agent and as Second Lien Collateral Agent

By:
Name:
Title:

COMERICA BANK, as Co-Documentation Agent

By:	/s/ Farzana Masud
Name:	Farzana Masud
Title:	Associate

SOVEREIGN BANK, as Co-Documentation Agent

By:
Name:
Title:

LA SALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as Issuing Lender

By:
Name:
Title:

[Signature page to the Credit Agreement]

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as First Lien Collateral Agent and as Second Lien Collateral Agent

By:
Name:
Title:

COMERICA BANK, as Co-Documentation Agent

By:
Name:
Title:

SOVEREIGN BANK, as Co-Documentation Agent

By:	/s/ Kimberly Tavares
Name:	Kimberly Tavares
Title:	Vice President

LA SALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as Issuing Lender

By:
Name:
Title:

[Signature page to the Credit Agreement]

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as First Lien Collateral Agent and as Second Lien Collateral Agent

By:
Name:
Title:

COMERICA BANK, as Co-Documentation Agent

By:
Name:
Title:

SOVEREIGN BANK, as Co-Documentation Agent

By:
Name:
Title:

LA SALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as Issuing Lender

By:	/s/ Christopher S. Helveci
Name:	CHRISTOPHER S. HELVECI
Title:	S.V.P